UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 08, 2022

RYAN SPECIALTY GROUP HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40645	86-2526344
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Prudential Plaza
Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 784-6001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	RYAN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Severance Plan

On March 8, 2022, the Board of Directors of Ryan Specialty Group Holdings, Inc. (“Ryan Specialty” or the “Company”), as part of its ongoing review of the Company’s executive compensation and retention program, approved the terms of an Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for severance payments and benefits to eligible participants, including executive officers, of Ryan Specialty in the event that the applicable executive (i) resigns for “good reason” (as defined in the Severance Plan) or (ii) is terminated by the Company without “cause” (as defined in the Severance Plan) (each, a “Qualified Termination”), with increased severance payments and benefits in the case of a Qualifying Termination that occurs in connection with, or within a specified period of time following, a “change in control” (as defined in the Severance Plan) (a “Change in Control Qualified Termination”). Each of the Company’s “named executive officers” is eligible to receive benefits under the Severance Plan. The Severance Plan is effective as of December 31, 2021.

Upon a Qualified Termination, and subject to his or her satisfaction of the conditions to severance described below, named executive officers in employment grade 13 (which includes the Company’s Chief Executive Officer and President) would be entitled to receive: (i) severance pay equal to 1.5 times the sum of the executive’s annual base salary and target bonus; (ii) a prorated annual bonus, to be paid at the end of the applicable performance period based on actual performance; and (iii) a lump sum cash payment equal to 18 months of health and welfare benefits coverage.

Upon a Qualified Termination, named executive officers in employment grade 12 (which includes each of the Company’s named executive officers other than its Chief Executive Officer and President) would be entitled to receive: (i) severance pay equal to the 1.0 times the sum of the executive’s annual base salary and target bonus; (ii) a prorated annual bonus, to be paid at the end of the applicable performance period based on actual performance; and (iii) a lump sum cash payment equal to 12 months of health and welfare benefits coverage.

Upon a Change in Control Qualified Termination, and subject to his or her satisfaction of the conditions to severance described below, each of the Company’s named executive officers would be eligible to receive: (i) severance pay equal to 2.0 times the sum of the named executive officer’s annual base salary and target bonus; (ii) a prorated annual bonus, with achievement deemed to be met at the target level of performance; and (iii) a lump sum cash payment equal to 24 months of health and welfare benefits coverage.

As a condition to any named executive officer's receipt of severance benefits under the Severance Plan, the executive must comply with non-competition and non-solicitation covenants that apply throughout the period during which severance payments are made.

If the severance benefits, along with any other payments occurring in connection with a change in control of the Company, were to cause the executive to be subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended, then the amount of the severance benefits will either be reduced, such that the excise tax would not be applicable, or the executive will be entitled to retain his or her full severance benefits, whichever results in the better after-tax position to the executive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RYAN SPECIALTY GROUP HOLDINGS, INC.

Date:	March 14, 2022	By:	/s/ Mark Katz
Mark Katz, EVP, General Counsel and Corporate Secretary